AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made this 21st day of February, 2013, by and between Mason Street Advisors, LLC (the “Adviser”) and Janus Capital Management LLC (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated August 6, 2009 (the “Agreement”) relating to the International Growth Portfolio of the Northwestern Mutual Series Fund, Inc.; and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Section 2 to the Agreement shall be modified to include the following additional paragraph:

(e) The Sub-Adviser may delegate any of its duties and obligations hereunder to any affiliated person (as such term is defined in the 1940 Act) that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as it deems necessary or appropriate, provided that the Adviser and the Company consent to any such delegation and to the terms and conditions thereof and such delegation is permitted by and in conformity with the 1940 Act. The Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, in connection with or related to the actions or omissions to act of any delegate utilized hereunder. In determining liability, the limitation of liability set forth in Section 8 of this Agreement shall apply to the actions or omissions to act of a delegate.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

JANUS CAPITAL MANAGEMENT LLC		MASON STREET ADVISORS, LLC

By:	/s/ RUSSELL P. SHIPMAN	By:	/s/ JEFFERSON V. DEANGELIS

Name:	Russell P. Shipman	Name:	Jefferson V. DeAngelis

Title:	Senior Vice President	Title:	President